Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-172884 on Form S-3 of our reports dated March 9, 2009 (June 18, 2010 as to the effects of Casino Magic Argentina and Atlantic City discontinued operations and February 28, 2011 as to the effects of President Casino discontinued operations), relating to the financial statements and financial statement schedule of Pinnacle Entertainment, Inc., appearing in the Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
April 14, 2011